Exhibit 99.2
Final Transcript
Conference Call Transcript
SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Event Date/Time: May 28, 2009 / 03:00PM GMT

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
CORPORATE PARTICIPANTS
Joe Sanderson
Sanderson Farms — Chairman, CEO
Mike Cockrell
Sanderson Farms — CFO
Lampkin Butts
Sanderson Farms — President, COO
CONFERENCE CALL PARTICIPANTS
Chris Bledsoe
Barclays — Analyst
Ken Zaslow
BMO Capital Markets — Analyst
Akshay Jagdale
KeyBanc — Analyst
Christine McCracken
Cleveland Research — Analyst
Ken Goldman
JPMorgan — Analyst
Christina McGlone
Deutsche Bank — Analyst
PRESENTATION
Operator
Good day, and welcome to the Sanderson Farms Incorporated second quarter 2009 conference call. Today’s call is being recorded. At this time, for opening remarks and introductions, I’d like to turn the conference over to Mr. Joe Sanderson. Please go ahead, sir.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Thank you. Good morning, and welcome to Sanderson Farms second quarter conference call. Lampkin Butts and Mike Cockrell are with me this morning.
We issued a news release this morning announcing net earnings of $26.2 million or $1.27 per share for our second fiscal quarter of 2009. This compares to net income of $6.2 million or $0.30 per share during last year’s second quarter. I will begin the call will comments about general market conditions and the Company’s operations. I will then turn the call over to Lampkin and Mike for a more detailed account of the quarter.
Before we make any further comments, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.
Mike Cockrell — Sanderson Farms — CFO
Thank you, Joe and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the Company. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in our most recent annual report on form 10-K and on the 10-Q for the second quarter ended April 30, 2009 which was filed this morning.

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
You are cautioned not to place undue reliance on forward-looking statements made this morning and each such statement speaks only as of today. We undertake no obligation to update or otherwise revise our forward-looking statements. External factors affecting our business such as feed grain costs, market prices for poultry meat and the health of the general economy, among others, have been volatile over the past year and our view today may be different than it is a few days from now.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Thank you, Mike. As demonstrated by our results, overall market conditions improved during our second fiscal quarter when compared to our first quarter of this year, our fourth quarter of last year and last year’s second fiscal quarter. Market prices have improved significantly from their lows last December in response to production cuts. And our cost for corn and soybean meal were lower during the quarter than during last year’s second quarter and were lower than during our first quarter this year. Finally, we operated well during the quarter and I thank everyone; our managers, employees and growers for their focus on our operations in spite of lower head counts and lighter weights.
While market prices for fresh chicken improved during the quarter compared to our first quarter, I believe the improvement has more to do with production cuts than demand improvement. Retail market — retail grocery store demand during the quarter remains strong, resulting in a higher Georgia dock than last year. Export demand supported leg quarter prices at levels ahead of the past two quarters. Prices for boneless breast meat, however, while better than during our first quarter, lagged behind last year’s prices. Most all of the fresh white meat produced at our big bird plants is consumed away from home. And we believe demand for that product will continue to be soft for the rest of the year and into next year until American consumers regain their jobs and their confidence.
While market prices for both corn and soybean meal have remained volatile, they were lower during the quarter than during last year’s second fiscal quarter and were lower than during our first fiscal quarter of this year. While we expect feed costs to remain below a year ago for the rest of this year, costs will be higher this summer than during our second quarter as prices have moved up over supply concerns. The March planning intentions report indicated fewer corn acres and more soybean acres for this year compared to last year.
Early planning progress reports indicate that farmers in Illinois, Indiana and Ohio, all significant corn-producing states, have experienced weather delays getting their corn crop in the ground. This has contributed to volatility as concerns grew that the planting delay would impact yields or push farmer into soybeans. Last week was a good week, though, as rapid field work was reported and 82 — 82% of the crop has now been planted.
Weather concerns will likely continue to contribute to volatility in market prices as will concerns that planting delays might impact crop yields. Concerns about supply, though, must be balanced against concerns about demand. The economy has impacted demand for corn from food and protein producers and there are factors impacting demand for corn from ethanol producers. As a result of these uncertainties, we have not been as aggressive locking in prices for corn as we have soybean meal.
With respect to soybeans, supplies of old crop soybeans are projected to be tight this summer despite more acres of beans this year. And this tightness in supply is reflected in the July Chicago Board of Trade contract price of $390 per ton for soybean meal. The Argentine crop was adversely affected by weather and export demand for beans has continued to be strong with the USDA projecting annual exports up 6.8%. We have priced much of our soybean meal needs through July, but have little priced into the fourth fiscal quarter. We might have an opportunity to price more meal after the June 30 USDA report on planted acres. That report may show more acres of beans being planted than the intentions report showed in March. The bottom line is that our feed ingredient costs should be lower in fiscal 2009 than during fiscal 2008.
We reported in February that we had priced a significant portion of our soybean meal needs, but would be on the market for corn after April. Based on what we have priced to date and assuming that we could price the rest of our needs through the end of the fiscal year at yesterday’s closing prices on the Chicago Board of Trade, our feed ingredient costs would be approximately $109 million lower this fiscal year than last year. This lower cost would translate to a decrease in the cost per pound of dressed poultry of $0.04 for the year.
In addition to our costs, we will be closely watching the chicken markets to see how they respond to production cuts. Egg sets have continued to be lower which should result in fewer ready to cook pounds in the market and should support higher chicken prices this summer. The industry has never gone through the peak summer demand season with 5% to 6% less chicken, but we have also never gone through the summer with American consumers as tentative and cautious as they are today.
Even more important for the long term is the reduction in pullet placements. Through the first four months of 2009, pullet placements are down almost 5% from a year ago. In its report last Friday the USDA projected a breeder flock on the ground this fall, 5% smaller than a year ago. I am

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
pleased to report that progress continues at our Waco facility which is now running at near full capacity. The plant has performed very well versus the industry and its sister plants. And we look forward to continued progress in Waco.
We reported on our February call that we would maintain production levels at our Mississippi and Louisiana big bird plants at approximately 14% below full capacity through our second quarter, which we did. This reduced capacity came in the form of fewer head and lighter live weights. We also ran our retail plants in Georgia, Mississippi and Texas at 7% below full capacity. On the other hand, we moved our Waco plant to near full production during the quarter and the additional pounds at Waco offset the reduction at our other plants to some extent. We processed 570 million pounds of dressed poultry during the quarter, down 4% from the 594 million pounds processed during last year’s second quarter and down slightly from the 574 million pounds processed during our first quarter of this year.
I also mentioned during the February call that we would monitor the impact of these cuts on our contract producers and their layout times and would balance that impact with a reduced demand for product. After consideration, we will leave our head count targets at current levels for our third quarter, but intend to increase our live weights to give our growers more pounds. This increase will also improve efficiencies across the Company. We expect to process 624 million pounds during our third quarter, which is 2% less than the 636 million pounds processed during last year’s third quarter.
At this point I will turn the call over to Lampkin for a more detailed discussion of the market and our operations during the first quarter.
Lampkin Butts — Sanderson Farms — President, COO
Thank you, Joe, and good morning. Overall market prices for poultry products were higher during the quarter when compared to our second quarter last year. The average Georgia dock price during our second quarter was 6.1% higher than last year’s second quarter, averaging $0.86 per pound during the quarter compared to an $0.81 per pound average last year. The Georgia dock price for this week is $0.8775 per pound which compares to $0.84 per pound for the same week last year. The Georgia dock price reflects continued strong demand for chicken in retail grocery stores.
Bulk leg quarter prices were lower for the quarter, compared to last year’s second quarter, decreasing 18.12%. Export volumes to Russia was lower by 14% during the first calendar quarter of the year. Export volume to China was even and overall exports were up 9.5% compared to last year. Bulk leg quarter prices averaged 35.16 cents per pound during our second quarter of this year versus 42.94 cents per pound during last year’s second quarter. [Unabated] bulk leg quarters are currently quoted at $0.49 per pound and we are booking June export production in the $0.50s.
Although prices were lower than last year’s second quarter, they were higher than last quarter and much improved from their lows last December. This improvement reflects continued adequate export demand despite the reduction in exports to Russia.
Prices for jumbo wings remains strong during our second quarter when compared to last year. Jumbo wings averaged $1.39 per pound, up 43% from the average of $0.97 during last year’s second quarter. While prices have fallen seasonally following the Super Bowl and March Madness, jumbo wings remain relatively high for this time of the year at $1.32 per pound.
Boneless breast prices were lower during our second quarter, decreasing by 5% when compared to the second quarter a year ago. This year’s average unabated price of $1.38 per pound compares to an average of $1.45 per pound during last year’s second quarter. Today the unabated quoted market for boneless breast is $1.55 per pound.
Like dark meet, boneless breast prices were higher than their lows last November and December and were much improved from the first quarter. I will echo Joe’s opinion, however, that the improvement in boneless breast prices is a result of supply cuts and not demand improvement. The overall results of these market price changes was an increase in our average sales price per pound of poultry products sold of 2.3 cents per pound when compared to last year’s second quarter. This increase represents a 3.5% increase from last year’s second quarter and a 14.5% increase over our first fiscal quarter.
While our sales price for poultry products increased 2.3 cents per pound, our grain costs per pound of processed poultry sold decreased 3.3 cents per pound. The Company paid 22.8% less for corn purchased during the second quarter compared to our second quarter last year and paid 14.2% less for soybean meal purchased during the quarter.

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
As Joe mentioned, our operating performance during the quarter was strong and I am pleased with the performance of our growers, managers and employees. We sold 575 million pounds of poultry during the second quarter, a 4.7% decrease from the 603.6 million pounds sold during last year’s second fiscal quarter. We processed 570 million pounds of dressed poultry during the quarter, down from the 594 million pounds we processed during last year’s second quarter. For the first six months of the year, we sold 1.18 billion pounds of poultry products, compared to 1.11 billion last year and processed 1.14 billion pounds this year compared to 1.15 billion last year.
The fact that we sold more pounds than we processed during the quarter and so far this year reflects a decrease in processed pounds in inventory. Our pounds processed during our first quarter increased 4% over last year. Were down 4% during our second quarter and we expect decreases during our third and fourth quarters compared to the same quarters last year of 2% and 1.4% respectively. We now expect to process 2.418 billion pounds this year, a decrease of approximately 1% compared to 2008.
Performance also improved at our prepared foods division during the second quarter reflecting a more profitable sales mix and improved efficiencies. We’ve been pleased with the progress at our prepared foods plant as well as our product mix, although we are looking for more sales at that plant. Looking ahead, we remain confident that we will continue to improve our operating performance and sales execution.
At this point I’ll turn the call over to Mike Cockrell, Chief Financial Officer.
Mike Cockrell — Sanderson Farms — CFO
Thank you, Lampkin. Our financial results during the second fiscal quarter reflect the improved market environment described by Joe and Lampkin. Our net sales for the quarter totaled $426.8 million and that’s down 1.64% from the $433.9 million during the same quarter last year. That decrease was the result of a decrease in poultry pounds sold of 4.7%, offset by a 3.54% increase in sales price or 2.3 cents per pound. The $1.27 we earned during the quarter per share compares to $0.30 per share during last year’s second quarter.
Our cost of sales for the three months ended April 30 as compared to the same three months during fiscal 2008 decreased 9.4%. This decrease is a result of a 4.7% decrease in the pounds of poultry products sold in the second quarter and lower feed costs. Feed costs and flocks sold as Lampkin mentioned decreased 12.4% or 3.3 cents per pound from last year’s second quarter and feed costs accounted for 45.3% of our cost of poultry products sold during the quarter. By comparison, feed costs accounted for 48.5 — 48.5% of cost of poultry products sold during last year’s second fiscal quarter.
The 2.3 cents per pound improvement in our net sales price for poultry products when combined with a 3.3 cents per pound improvement in our cost of feed and flock sold resulted in an improvement in our operating margins of 5.6 cents per pound sold or $32 million in our poultry business. Our operating margins at our prepared chicken division also improved during the quarter and year to date.
SG&A expenses for the second fiscal quarter of 2009 were down $1.2 million to $12.9 million when compared to $14.1 million in fiscal 2008. This reduction reflects planned reductions in advertising expenses for the year. Our SG&A expenses may move higher during our third and fourth quarter relative to the same quarters a year ago. This is because the Company was not profitable last year and we made no accruals for contributions to our ESOP or to our bonus award program. If we remain profitable for the remainder of this year, we will begin accruing for an ESOP contribution during our third quarter. And depending on the level of profitability, we may accrue for payments to our bonus award program as well.
Interest expense increased from $1.8 million to $2.5 million during the quarter, reflecting higher outstanding debt. The Company’s effective tax rate for the quarter ended April 30 was 35.5% and was 36.1% for the first half of the year. For the balance of the year, we expect a tax rate of 36.0%.
At the end of our second quarter our balance sheet reflected stockholders equity of $369.7 million and networking capital of $190.2 million. The current ratio was 3.3-to-1. Our debt totaled $201 million and our debt to cap ratio was 35.2% at April 30. We had a relatively large cash position on hand at the end of April and our net debt to cap was actually 30.85%. We spent $11.5 million on capital expenditures during the first half of the year and we also declared $5.8 million in dividends through the first half of the year.
We paid back $45 million during the quarter on our revolver and will continue to aggressively pay down debt for the remainder of this year as we are able. In fact, we used cash on hand at the end of the quarter to pay down an additional $30 million of LIBOR net notes that matured during May. The balance outstanding on the revolver today is now $106 million and our long-term debt is down to $170 million.

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Our balance sheet reflected an increase in the value of our inventories of $6.8 million since October 31 while the value of process inventories and feed ingredients decreased $13.1 million. The balance sheet value of live inventories has actually increased $19.6 million. Our live inventory was valued at April 30, 2009 at cost while on our October 31 balance sheet valued for — values for live inventories reflected a $35 million adjustment to record those values at market.
During fiscal 2009, we now expect to spend $18 million on capital projects. Our depreciation and amortization during the first half of the year was $21.8 million and we expect approximately $44 million for the full fiscal year. For those of you modeling cash flow, the balance of $6.5 million remaining to spent on capital expenditures, should break evenly between the third and fourth quarters.
Marjorie, that now completes our prepared remarks, and I will ask that you now open the call for questions.
QUESTION AND ANSWER
Operator
Thank you, sir. (Operator Instructions) We’ll pause for just a moment. And we’ll take our first question from Chris Bledsoe with Barclays.
Chris Bledsoe — Barclays — Analyst
Good morning.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Good morning.
Chris Bledsoe — Barclays — Analyst
Just wondering if you can talk about April profitability versus February? And I guess the question is coming from I’m just looking at a peer processor, providing monthly reports, showing something like a 600 basis margin point improvement in that period. So I’m wondering if you saw something kind of comparable to that?
Joe Sanderson — Sanderson Farms — Chairman, CEO
April was better than February. I don’t remember the difference, but it was — the months have gotten progressively better as the market has improved.
Chris Bledsoe — Barclays — Analyst
And there’s — if I were to assume that you saw something similar and then were talking about kind of something more in the range of 13% for operating margins in April, is there any reason to think that just given the moves in pricing that we’ve seen in the last few weeks that May wouldn’t be — wouldn’t be better than April profitability?
Joe Sanderson — Sanderson Farms — Chairman, CEO
We — I think we think May will be better than April.
Chris Bledsoe — Barclays — Analyst
Okay. And do you — also, just looking at kind of industrywide production levels, do you expect the industry to respond more to demand, which clearly still remains mixed, or to improvement in profitability, which is much more clearly on the mend?

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Joe Sanderson — Sanderson Farms — Chairman, CEO
I think profitability will be part of it. I think balance sheets will be part of it. I think there are a lot of people that have only been making money for two months. And I think there are a lot of people that have balance sheets to mend. And I think there — I think there are some number of people that will need to mend balance sheets before they start setting more eggs. And I would be surprised if you see any significant increases in production heading into the fall. You might see us — I just — I think that’s later on. I think balance sheets first and then profitability will lead to any expansion you might see.
Chris Bledsoe — Barclays — Analyst
Yes. And I know historically you’ve said — you kind of let your balance sheet be the guide to tell you when to expand.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Yes.
Chris Bledsoe — Barclays — Analyst
— your own footprint. And I apologize if I missed it. Do you have an update on Kinston?
Joe Sanderson — Sanderson Farms — Chairman, CEO
No.
Chris Bledsoe — Barclays — Analyst
So with the weak sort of demand environment, just going to remain on hold there for now?
Joe Sanderson — Sanderson Farms — Chairman, CEO
No, no. It will be our balance sheet. It won’t — it will be our balance sheet that tells us when to build Kinston.
Chris Bledsoe — Barclays — Analyst
I got it. And your balance sheet as currently configured, you’re not — you’re not happy enough with to set that in motion, those plans?
Joe Sanderson — Sanderson Farms — Chairman, CEO
Well, it’s close, but it will be our balance sheet. We feel like we need to pay a little more debt off and — but it will be our balance sheet will tell us when to build Kinston.
Chris Bledsoe — Barclays — Analyst
Okay. And it would still be expansion of priority over — over any kind of share buy back, which I know you’ve not historically done?
Joe Sanderson — Sanderson Farms — Chairman, CEO

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Yes.
Chris Bledsoe — Barclays — Analyst
Okay. Well, I’ll leave it there. I appreciate it.
Mike Cockrell — Sanderson Farms — CFO
Thank you, Chris.
Operator
Thank you. And our very next question comes from Ken Zaslow with BMO Capital.
Ken Zaslow — BMO Capital Markets — Analyst
Hi. Good morning, everyone.
Mike Cockrell — Sanderson Farms — CFO
Good morning, Ken.
Ken Zaslow — BMO Capital Markets — Analyst
Joe, you have over a 10% margin in the second quarter and you say you’re cautiously optimistic. What is it that would make you optimistic or is it just to keep — maybe to make sure that expectations don’t get a little too ahead of themselves? I see the demand, but again, the balance between — even if you say the demand is down, the supply is down by more, so, net net, why wouldn’t you be more optimistic?
Joe Sanderson — Sanderson Farms — Chairman, CEO
Well, I let Mike — I let Mike write cautiously optimistic. I think that’s progress, Ken. I mean —
Ken Zaslow — BMO Capital Markets — Analyst
Is it just the demand — if the demand was coming back, you would actually be — is that the key determined to get you excited?
Joe Sanderson — Sanderson Farms — Chairman, CEO
I am always optimistic. I am strategically optimistic, however, in the short-term I have been made aware over 40 years that there are bombs that can drop on you like a drought or like the Russians or like the — or ethanol or whatever. And there are bombs that can interfere with my optimism. Long term, I’m optimistic, but over the short term, right now, I’m cautiously optimistic. That’s all you’re going to get out of me today.
Ken Zaslow — BMO Capital Markets — Analyst
That’s fine. That’s fine. I just wanted to kind of get a — take your temperature on that. In terms of the export demand and you did say that you’re — you’re seeing bookings in the 50s, I guess I’m — on the leg side, two questions to this. One is what do you think is the key driver behind that? Is it sustainable and are you — is there a price point that you kind of get a little bit more concerned that maybe the Russians will land the bomb?

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Lampkin Butts — Sanderson Farms — President, COO
Ken, this is Lampkin. Export demand has improved, prices and demand have improved a little bit each month this year and they continue to do so. March was up 3% over a year ago, January through March was up 9.5% in terms of volumes of exports. Russia was down in volume, which we expected because they reduced their quotas, but other countries more than made up for it.
We still see low inventories in Russia and Eastern Europe. The demand for this price protein seems to be — continues to be good. Our trading partners are optimistic about the summer and as we said earlier, June prices are higher than May. Usually we do reach a price point where we get a little push back. We haven’t reached that yet, but in the past, that usually does happen at some point.
Joe Sanderson — Sanderson Farms — Chairman, CEO
The other thing about the exports, it’s broad based. It’s not just —
Lampkin Butts — Sanderson Farms — President, COO
Right.
Joe Sanderson — Sanderson Farms — Chairman, CEO
It’s broad based. It’s several countries. And the biggest increase in the export market for — percentage wise is Mexico. And we’ve had tremendous demand out of Mexico for all year and probably a couple of reasons for that, but this export demand is coming from countries other than Russia, truly.
Ken Zaslow — BMO Capital Markets — Analyst
Okay. And then my other — just I don’t know how much color you can give on this, but when you increased the weights, how do you decide on the impact on pricing versus your operating efficiency? Can you just give us an idea? Because you wouldn’t be increasing your weights if you didn’t think that would be margin enhancing. And can you just give us a layout of how you think about that? I know that’s a hard question.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Well, the first driver, frankly, just to tell you the truth, the two things we — the first driver for the weights was our growers. We went through four months with their cash flow being down and we knew that was — we did that in Mississippi and Louisiana. And we — we didn’t feel like — we did that to protect the balance sheet and we felt like we had done that and the market had recovered. Our decision, which we made a couple of months ago, frankly, we made it in March, was that the market had recovered enough that we could take care — get our growers back to their normal situation. And the market had recovered enough that the extra pounds that we would be producing would not hurt the market.
And we’re still going to be down on head count in this third quarter. We’re not going to be back — we’re not going to be back to our normal head count. And frankly we’re still going to be running a younger chicken than we normally would, but we’ll get our growers back to about a normal situation on their cash flow. We’re not going to be back, full boar, but those were the two things. We assessed the market and we’re going into peak demand season and we still don’t think the food service is going to be that special. But we thought the market was good enough to handle — handle this and get our growers back whole.
Ken Zaslow — BMO Capital Markets — Analyst
Great. I appreciate it and congratulations on a really good quarter.
Joe Sanderson — Sanderson Farms — Chairman, CEO

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Thank you.
Operator
Thank you. We’ll go next to Akshay Jagdale with KeyBanc.
Akshay Jagdale — KeyBanc — Analyst
It’s Akshay.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Akshay, good morning.
Akshay Jagdale — KeyBanc — Analyst
Good morning. Congratulations, a very good quarter. A couple of questions. When you look at 2004, I think your peak margins there in 2Q 2004 were about 20%. I know you are very cautiously optimistic and you keep saying food service is — the demand still seems weak. I mean what kind of — I just wanted to assess the upside and down side risk, right? And on the upside, I mean obviously the next leg for breast prices would have to be demand picking up. So, if you could just comment on that and maybe talk about how optimistic or cautious you are about that?
And on the down side, I would say the biggest risk which obviously you talked about is sort of like the reinflation trade on commodities as it relates to corn and soybean meal. If you could just talk about those two things and maybe just make relative comments as to where you stand on both of those, that would be great.
Joe Sanderson — Sanderson Farms — Chairman, CEO
I’ll speak about the grain first. We have fairly significant coverage on soybean meal through the third quarter. And we reported that to you on our second — first quarter call. Since that time, we have taken some coverage on corn through the third quarter, not as extensive as soy. We’re going to end up paying — buying some $4.25 corn, it looks like, but not all of it. Obviously all of May was covered, but we have some June and July coverage on corn, but not a lot. We are — don’t have very much coverage of anything for the fourth quarter.
But this — where the Board is today on corn and soy, I am not — I think this is just a period of weather-related excitement. There probably is some speculation in the market right now by the index funds and some — and I think that we need to be patient right now about our grain and wait for the June 30 report and see what we did get planted. There is a risk to the corn particularly, about — when it’s planted this late about yield.
I do — I do think, however, that particularly with soybeans, that the — that we could see a number of acres of soybeans planted that — particularly for 2009 and 2010 could make that Board look a lot different. This run up in the Board should attract more acres to beans. And we believe that we are going — we’re probably going to get the 86 million-acres of corn if the weather is okay over the next ten days. And then we got to have a decent growing season. If we have a bad growing season, we’re going to have high-priced grain next year. And — but that’s where we are with our grain. We kind of know that our feed costs for the — we’re comfortable with what our feed cost is going to be for the third quarter. We have less knowledge about our fourth quarter.
Now, as far as the market, relative to 2004, we don’t believe that — I do not believe that breast prices can rise to the level they did in 2004 because of the demand. We had $2.56 breast prices in 2004 and I don’t think that is in the cards this year and — because of the demand. The production cuts and if we get some heat and lose some pounds, you might see breast prices higher than what they are today. But you have to have — in my judgment — some demand pull — exceptional demand pull to get prices significantly higher than where they are right now. So we have opportunities to make margins, but I don’t see breast prices getting to anywhere near levels like we saw in 2004 in the short-term.
Akshay Jagdale — KeyBanc — Analyst

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Okay. That’s very helpful. Just a couple of questions on pounds processed, sold, et cetera. Relative to my number, the biggest deviation really came from the pounds sold. And I was struggling with that because of the gap we saw in the last quarter. Can you just talk about where that sold number should come in for the full year at least? I mean you gave guidance obviously on process, but typically it’s pretty much in line with sold with some exceptions on a quarterly basis, but it does matter in terms of modeling. So if you could give us some guidance on the sold and what’s happening with inventories?
Joe Sanderson — Sanderson Farms — Chairman, CEO
That depends on when —
Lampkin Butts — Sanderson Farms — President, COO
I know it’s difficult, Akshay, and I’m sorry about that, but what I would do is model that we’re going to sell processed pounds for the next two quarters and we’re going to sell 2.418 billion pounds for the year. I know it’s — it’s difficult because as exports — as we’ve exported more over the last three or four years and our exports have grown, our pounds sold is dependent upon when the boat ships. And I can’t predict when the boat’s going to ship around the end of the third quarter or the end of the fourth quarter. And so for the last couple of quarters it’s been skewed a little bit. But I really can’t help you out much there except to suggest that you just model we’re going to sell what we process.
Akshay Jagdale — KeyBanc — Analyst
No, that’s helpful. Just looking at your guidance now for processed pounds, it’s — from what I can tell, it’s up 3% from what you said last. So obviously, that’s clear to us that you’re going to be processing a little more than you were expecting before given the better view on profitability. But what do you think — what are your views on industry discipline? I know you talked about that a little bit when Chris asked a question, but can you talk a little bit about discipline? We’ve certainly seen a lot of it now and it’s better than it’s ever been historically. And maybe in my view some of it is related to PPC being bankruptcy. But can you just talk about discipline and — because it certainly is a big factor in maintaining the price levels where they are?
Joe Sanderson — Sanderson Farms — Chairman, CEO
I think that’s related to balance sheets and losses and profitability. And it’s not a — like I said, I think some people have to repair balance sheets. I think people have bankers to deal with and some people do and some people don’t. And the ones that do are not going to be — and you’re heading into the fall almost now and I would be surprised if you saw very much increase going into the fall. We — we are — we’re not but — I don’t know when we’ll start, but we’ll start — I guess it’s in August.
Lampkin Butts — Sanderson Farms — President, COO
Before the holiday.
Joe Sanderson — Sanderson Farms — Chairman, CEO
We’ll start implementing our fall cutbacks in August. And it doesn’t matter what the market is, we’re going to implement our fall cutbacks because I know come the first of November, it doesn’t matter. People — it doesn’t matter what the price is, people are not going to be looking for chicken November and December. And so I just — if it is an uptick, it won’t — it will be short lived.
Akshay Jagdale — KeyBanc — Analyst
Okay. That’s very helpful. Thank you very much.
Joe Sanderson — Sanderson Farms — Chairman, CEO

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Thank you.
Operator
Thank you. We’ll next go to Christine McCracken with Cleveland Research.
Christine McCracken — Cleveland Research — Analyst
Good morning.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Good morning.
Lampkin Butts — Sanderson Farms — President, COO
Good morning.
Christine McCracken — Cleveland Research — Analyst
Just wanted to follow up I guess on that earlier question on your approach to locking in your corn. Is it a cost issue at this point or is it just that you feel like everyone else — or no one else is really locked in corn either, so you’re kind of in the same boat should corn kind of skyrocket here? And I guess my concern lies in the fact that so few people at this point appear to have hedged corn that you could end up in a panic buy situation like we saw last year. And so I just — I guess I was looking for a little more color around that.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Well, we’re not going to panic buy. We didn’t panic buy last year and we’re not going to panic buy this year. We’re going to buy what we need, whatever the price is. And we — we’re looking at 1.6 billion-bushel carry out. And at a 1.6 billion bushel carry out, we really think this value we’re seeing on the Board right now is — and we think the Board — the market’s right, we never disagree with the market, but a 1.6 billion bushel carry out wouldn’t indicate these values. These values we’re seeing right now are the result of this delayed plant.
And we — we’re going to wait and see and if they get it all planted and they have a couple of good weeks of good weather, we think it might drift back down a little bit. But if it ends up being $5.50 corn instead of $4.50, we’re going to buy that. And I’m not excited about that.
Christine McCracken — Cleveland Research — Analyst
But it just doesn’t sound like anyone else is worried about it either, so at least the industry will be looking at the same costs.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Yes, I mean it — I mean it — the mistake would be to go out and buy the $4.50 December corn and the $4.70 March corn and the market come back to $3.75.
Christine McCracken — Cleveland Research — Analyst
Sure.
Joe Sanderson — Sanderson Farms — Chairman, CEO

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
And that would — to me, that would be a mistake that we would make. If they get 86 million- acres planted and the demand — I think there’s a real question about demand for 2010, about the amount of corn that the USDA is projecting that’s going to be used. And if you — and the value of the dollar. The dollar is — and there are a lot of components about how much — what the value of the dollar is going to be and how much is going to be exported. And I think there are a hundred variables that’s going to make up the value of corn next year and I don’t know the answer to very many of them. I sure don’t know what the weather is going to be like this summer. And I just — I think the mistake — but a panic buy would be a big mistake, I think. We’re not going to do that.
Christine McCracken — Cleveland Research — Analyst
Yes, we’ve all seen how that ends up. Just on Memorial Day, now we’ve come through kind of the first part of the summer, it sounds like chicken picked up a little share from some of the other proteins. I’m wondering, one, if you’ve seen any benefit, you think, either in domestic or export markets from each H1N1 and people’s concerns about pork?
And then secondly, whether or not over the summer from what you can tell on future activity if you’re actually going to see a fairly strong demand pattern similar to what we’ve seen thus far or if because of large supplies of pork that we’ve seen obviously now on the market and probably a lot more ground beef here later this summer later after the dairy call, if you’re worried at all about competing meat supplies?
Lampkin Butts — Sanderson Farms — President, COO
Christine, this is Lampkin, good morning. We really have not seen — we don’t think we’ve had any impact on our business from the — from the H1N1. We — we had — we had good Memorial Day ads, retailers even seem to be even more interested from now through the fourth of July for chicken ads. Possibly — we do think possibly around Memorial Day we may have missed some ads because of cheap pork which would have been a result of pork they couldn’t export and was sold fresh in the states. And there were a few Memorial Day ads that probably went that way or even — even some cheap red meat items, but we just don’t think it’s going to be significant for retail features this summer. Chicken demand through retail grocery stores continues to be good. And at this point a lot of interest in June and fourth of July ads.
Christine McCracken — Cleveland Research — Analyst
One last question, it does sound like a couple of the retailers are targeting perimeter sales for pretty sharp price reductions to compete with Wal-Mart. And I’m wondering are you seeing that from your partners? And, if so, are you sharing in those promotional efforts and how that might impact pricing going into the balance of the year?
Joe Sanderson — Sanderson Farms — Chairman, CEO
Perimeter sales, is that what —
Christine McCracken — Cleveland Research — Analyst
Meat sales, produce in some areas.
Joe Sanderson — Sanderson Farms — Chairman, CEO
We hadn’t really seen it with our branded stuff. We hadn’t seen it. It hasn’t been a big — we had a couple of retailers that they have picked some items to compete on a price point —
Lampkin Butts — Sanderson Farms — President, COO
With a private label.

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Joe Sanderson — Sanderson Farms — Chairman, CEO
But it has not been a big impact. And we will support our retailer, but we — it hasn’t been expensive.
Christine McCracken — Cleveland Research — Analyst
Great, I’ll leave it —
Joe Sanderson — Sanderson Farms — Chairman, CEO
But they’ve been doing that — I mean our big stuff, our two big have been doing it for a while. This isn’t new.
Lampkin Butts — Sanderson Farms — President, COO
Yes. That’s true.
Christine McCracken — Cleveland Research — Analyst
All right. Thanks.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Thank you.
Operator
Thank you. And for our next question we’ll go to Ken Goldman with JPMorgan.
Ken Goldman — JPMorgan — Analyst
Good morning.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Good morning.
Ken Goldman — JPMorgan — Analyst
Thinking longer term, if we can make an assumption, I know it’s not fair to do this, but if we —
Joe Sanderson — Sanderson Farms — Chairman, CEO
Well —
Ken Goldman — JPMorgan — Analyst
That’s what I do for a living. If we can just assume that we have something of a calmer period in terms of demand, in terms of corn and soybean meal than what we saw over the last year and a half or so —

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Joe Sanderson — Sanderson Farms — Chairman, CEO
Yes.
Ken Goldman — JPMorgan — Analyst
You’ve had a lot of success it sounds like with the efficiency of the new Waco plant. How should we think about how you’re thinking about all of your plants, how efficient they are? And possibly longer term adding more of those more efficient types and getting rid of some of the less efficient ones? And I know Kinston is part of that, I’m just thinking of in general how you guys are looking at your efficiencies?
Joe Sanderson — Sanderson Farms — Chairman, CEO
Well, our efficiencies are excellent. Our older plants are just as efficient and very competitive. We — we very much want to get Kinston going, up and going. We want to get back to growing. This was a difficult year for us, not — putting Kinston on hold and reducing our weights and pounds. We know we made the right decision in doing it, but nevertheless, we’re anxious to get back to growing this Company. And we — we believe that is good for our shareholders and we are not — Kinston, we — Kinston is just one step. And we — we have a long road to go and we’re anxious to get back to do that.
Ken Goldman — JPMorgan — Analyst
Okay. And then looking at food service, obviously that seems to still be a thorn in your side. And I think, Joe, you mentioned that you’re not optimistic about it returning even in the early part of next year. How comfortable are you, how happy are you with what the food service industry has done to draw traffic? And I’m thinking more, obviously, along the lines of chicken in particular for you. And what more can be done from your end and from the retailer’s end so that even though the consumer is not doing too well, more feet walk into the door?
Joe Sanderson — Sanderson Farms — Chairman, CEO
I think the — I think the casual dining industry has worked as hard as they can with value propositions, with advertising, with coupons, with cost — they’ve done a magnificent job with cost control to maintain their margins. They have done everything they can to get that traffic back in their stores, back in their restaurants. They cannot do it. People are — are restraining themselves, they’re watching their expenditures; they don’t have a job. They don’t have the money and they’re afraid. And their discretionary spending is not happening. And — but I think they’re doing a great job.
There’s been a shift, a little bitty shift of spending, too, that we’ve noticed. I don’t know — we were talking about this. People — what one of the things that we all missed is we all — we sold boneless breasts all this quarter for — what was the price, $1.35.
Lampkin Butts — Sanderson Farms — President, COO
$1.38.
Joe Sanderson — Sanderson Farms — Chairman, CEO
$1.38 and we’ve sold wings and chicken tenders for $1.35 and $1.58 or whatever. Well, people were not going to the casual dining places and eating, but they were going to the sports bars. And thank goodness for football and basketball and beer. And that’s what — I mean they — that’s — that was — and if we did a little analysis and that’s what that 12 to 14 or 15% of the chicken, I don’t remember what — that’s what — that and the cost savings we had on grain is what — and my internal calculator in my head wasn’t calculating that, frankly. I’ll be honest with you, but now we’ve kind of returned a bit more normal calculus. But anyway, I don’t know if that answered your question, but —
Ken Goldman — JPMorgan — Analyst

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
No, but a year ago you were mentioning prayer meetings and you were praying for corn, now you’re thanking God for football and basketball, so I’ll take that as a step in the right direction.
Lampkin Butts — Sanderson Farms — President, COO
I think I heard beer, too.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Watering holes.
Lampkin Butts — Sanderson Farms — President, COO
Well, absolutely.
Ken Goldman — JPMorgan — Analyst
Thank you.
Joe Sanderson — Sanderson Farms — Chairman, CEO
You bet.
Operator
Thank you. Our next question comes from Christina McGlone with Deutsche Bank.
Christina McGlone — Deutsche Bank — Analyst
Good morning.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Good morning.
Christina McGlone — Deutsche Bank — Analyst
I guess following up on Ken’s questions, I was curious, there seems to be another consumer trend where you’re seeing US consumers eat more whole birds and eat more leg quarters. And I’m wondering if that truly is the case and then what does that mean for your mix? And do you think that that will stick around or will people — when the economy recovers will people go back to their previous habits?
Lampkin Butts — Sanderson Farms — President, COO
That’s marginal.
Joe Sanderson — Sanderson Farms — Chairman, CEO

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
It is marginal, but we’ve seen a little bit of what we call substitution at grocery stores where consumers will buy a whole bird instead of boneless breasts and drumsticks and thighs instead of boneless breast or split breast. We’ve seen some of that substitution. Most of our retailers report that. On whole bird — the whole bird mix at a retail grocery store, which has been 8% of their chicken category on average for a long time was probably up to 10% or 11% last year. So it’s not significant, but we are seeing that, what we call substitution of cheaper protein.
Christina McGlone — Deutsche Bank — Analyst
Okay. But it’s not enough to really make a difference in your mix?
Joe Sanderson — Sanderson Farms — Chairman, CEO
No.
Lampkin Butts — Sanderson Farms — President, COO
No.
Joe Sanderson — Sanderson Farms — Chairman, CEO
No.
Christina McGlone — Deutsche Bank — Analyst
And, Joe, I — I wasn’t clear on your outlook for breast meat as the summer progresses. Did — do you think that we’re going to stick at this level, which is decent or do you think that you’ll see firming from here?
Joe Sanderson — Sanderson Farms — Chairman, CEO
I’m going to let Lampkin answer that.
Lampkin Butts — Sanderson Farms — President, COO
We — we always say we never know, we don’t know, but from now through the fourth of July, I’m expecting better boneless breast prices. I could be fooled. We were fooled last summer, but I expect boneless breast prices to improve between now and the fourth. And I don’t — I mean I’m not predicting $2 boneless, certainly not $2.56 boneless like we saw in 2004, but some higher or a little higher than where we are today.
Joe Sanderson — Sanderson Farms — Chairman, CEO
The pattern we’ve seen for the last three months is that the first week or ten days of the month boneless breasts will tick up $0.04, $0.06, $0.08 with — when you have a little better demand the first two weeks of the month and then go flat. And if we get a little better demand the first two weeks of June, you might see that uptick and then it will go flat. And — but we’ve seen that pattern and then it — the market’s able to hold that, the last week of the month you typically see a softening of demand and — but the market has been able to hold it. And — but that’s gone on now since February, I guess.
Christina McGlone — Deutsche Bank — Analyst
Okay. That’s really helpful. Thank you. And my last question, in terms of you putting — increasing weights a bit and then Farmerville coming back on and I’m not sure what’s going on with El Dorado, if that’s going to be sold or not, there’s no concern here that with demand still tenuous, feed costs uncertain, that profitability could trend down?

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
Joe Sanderson — Sanderson Farms — Chairman, CEO
Always a concern about that.
Christina McGlone — Deutsche Bank — Analyst
Can you elaborate?
Joe Sanderson — Sanderson Farms — Chairman, CEO
Well, I mean we don’t know what — we don’t know what grain is going to cost for the fourth quarter and next year. And I’m not as concerned about the supply of chicken and I think that’s a next year’s story. I’m not terribly concerned about a significant increase in the supply of chicken. I don’t think that’s going to happen significantly until later. There’s always — we don’t know what this crop is going to — you always have the risk of the crop during the growing season.
I think the next meaningful step in the crop is going to be the June 30 report when we’ll see what actually got planted, we’ll have a better feel of what actually got planted. And I — I think — we’ll get a better read June the 30th. And then you’ve got — because of the lateness of the plant, we’re going to — you’re going to go through June, July and all of August, you’ll be all of August development on the beans. So we’ve got a long growing season on beans and to a certain extent, you’ll go through all of July and some of August on the corn.
Christina McGlone — Deutsche Bank — Analyst
Okay. Thank you very much.
Joe Sanderson — Sanderson Farms — Chairman, CEO
You bet.
Operator
Thank you. And, gentlemen, that does conclude our time for questions. I’d like to turn the call over to our speakers for any additional or closing remarks.
Joe Sanderson — Sanderson Farms — Chairman, CEO
Thank you for spending time with us this morning. We look forward to reporting our results to you throughout the year. Thank you very much.
Operator
Thank you. And, ladies and gentlemen, that does conclude today’s conference. We appreciate your participation, and have a wonderful day.

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Final Transcript
May 28, 2009 / 03:00PM GMT, SAFM — Q2 2009 Sanderson Farms Earnings Conference Call
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